Exhibit 5.1

September 7, 2006	Mayer, Brown, Rowe & Maw LLP
71 South Wacker Drive
Chicago, Illinois 60606-4637

Main Tel (312) 782-0600
Main Fax (312) 701-7711
www.mayerbrownrowe.com

CNH Capital Receivables LLC
100 South Saunders Road
Lake Forest, Illinois 60045

CNH Equipment Trust 2006-B
100 South Saunders Road
Lake Forest, Illinois 60045

Re:	CNH Capital Receivables LLC
Registration Statement on Form S-3 (No. 333-130656)

We have acted as special counsel for CNH Capital Receivables LLC, a Delaware limited liability company (the “Company”) and for CNH Equipment Trust 2006—B, a Delaware statutory trust (the “Trust”), in connection with (a) the above-captioned registration statement and (b) the offering of notes (the “Notes”) described in the related preliminary prospectus supplement dated September 6, 2006 and base prospectus dated September 6, 2006 (collectively, the “Preliminary Prospectus”), which have been filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended. As described in the Preliminary Prospectus, the Notes will be issued on or about September 19, 2006 by CNH Equipment Trust 2006-B (the “Trust”), a trust formed by the Company pursuant to a trust agreement between the Company and The Bank of New York, as trustee. The Notes will be issued pursuant to an indenture (the “Indenture”) between the Trust and JPMorgan Chase Bank, N.A, as indenture trustee.

In that connection, we are familiar with the proceedings taken or to be taken in connection with the authorization, issuance and sale of the Notes and have examined copies of such documents, company records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including the Preliminary Prospectus and the current draft of the Indenture (including the form of Notes included as exhibits thereto).

Berlin  Brussels  Charlotte  Chicago  Cologne  Frankfurt  Houston  London  Los Angeles  New York  Palo Alto  Paris  Washington, D.C.
Independent Mexico City Correspondent:  Jauregui, Navarrete y Nader S.C.

Mayer, Brown, Rowe & Maw LLP operates in combination with our associated English limited liability partnership in the offices listed above.

We are also familiar with the certificate of formation and limited liability company agreement of the Company and have examined all statutes, company records and other instruments that we have deemed necessary to examine for the purposes of this opinion.

Based on and subject to the foregoing, we are of the opinion that, when the Notes have been duly executed and issued by the Trust and authenticated by the indenture trustee and sold by the Trust at the direction of the Company, and payment of the agreed consideration for the Notes shall have been received by the Trust, the Notes will have been duly authorized by all necessary action of the Trust and will be legally issued and binding obligations of the Trust and entitled to the benefits afforded by the Indenture, except as may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity, regardless of whether such matters are considered in a proceeding in equity or at law.

Our opinions expressed herein are limited to the federal laws of the United States, the laws of the State of New York, the laws of the State of Illinois and the statutory trust laws of the State of Delaware. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of our name therein without admitting we are “experts” within the meaning of the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement or this exhibit.

Very truly yours,

/s/ Mayer, Brown, Rowe & Maw LLP
MAYER, BROWN, ROWE & MAW LLP